Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 24, 2003 (the “Plan”), is entered into by and among Crown Cork & Seal Company, Inc., a Pennsylvania corporation (“CCK” and after the Effective Time, the “Surviving Corporation”), Crown Holdings, Inc., a Pennsylvania corporation (“Crown Holdings”), and Crown Merger Sub, Inc., a Pennsylvania corporation (“Merger Sub”).

Background

A.    CCK’s authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $5.00 per share (“CCK Common Stock”), of which, 185,744,072 shares were issued and outstanding as of February 11, 2003 and 20,861,237 shares were held in treasury on such date, and (ii) 30,000,000 shares of preferred stock, without par value, none of which is currently outstanding (“CCK Preferred Stock”).

B.    Each share of CCK Common Stock also includes a right to purchase (“CCK Purchase Right”) one share of CCK Common Stock pursuant to the Amended and Restated Rights Agreement (the “CCK Rights Plan”), dated as of May 25, 2000, as amended as of February 24, 2003, by and between CCK and First Chicago Trust Company of New York.

C.    Crown Holdings’ authorized capital stock consists of (i) 500,000,000 shares of common stock, par value $5.00 per share (“Crown Holdings Common Stock”), of which, 1 share is currently issued and outstanding and no shares are held in treasury, (ii) 30,000,000 shares of preferred stock, without par value, none of which is currently outstanding (“Crown Holdings Preferred Stock”). CCK owns all of the issued and outstanding Crown Holdings Common Stock.

D.    At the Effective Time, the CCK Rights Plan will be terminated and Crown Holdings will enter into a rights agreement (the “Crown Holdings Rights Plan”), substantially similar in form and substance to the CCK Rights Plan, governing rights to purchase Crown Holdings Common Stock (“Crown Holdings Purchase Rights”).

E.    The designations, rights and preferences, and the qualifications, limitations and restrictions thereof, of the Crown Holdings Preferred Stock and the Crown Holdings Common Stock are the same as those of the CCK Preferred Stock and the CCK Common Stock, respectively.

F.    The Articles of Incorporation and the By-laws of Crown Holdings immediately after the Effective Time (as hereinafter defined) will contain provisions identical to the Articles of Incorporation and By-laws of CCK immediately before the Effective Time (other than, as the case may be, with respect to matters excepted by Section 1924(b)(4)(ii)(D) of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”)).

G.    Merger Sub’s authorized capital stock consists of 1,000 shares of common stock, par value $.01 per share (“Merger Sub Common Stock”), of which, 100 shares are currently issued and outstanding and no shares are held in treasury. Crown Holdings owns all of the issued and outstanding Merger Sub Common Stock.

H.    CCK, Crown Holdings and Merger Sub have determined that it is in their respective best interests that CCK and Merger Sub should merge, CCK shall be the surviving corporation and Crown Holdings shall be a “holding company” of CCK, as such term is defined in Section 1924(b)(4) of the PBCL.

I.    Pursuant to authority granted by the Board of Directors of CCK, CCK will, immediately prior to the Effective Time, contribute to the capital of Crown Holdings all of the shares of CCK Common Stock then held by CCK in its treasury.

Terms

The parties hereby prescribe the terms and conditions of merger and the mode of carrying the same into effect as follows:

1.    Merger of Merger Sub with and into CCK. At the Effective Time, Merger Sub shall merge with and into CCK (the “Merger”) in accordance with Subchapter C of Chapter 19 of the PBCL, and the separate existence of Merger Sub shall cease. CCK shall be the surviving corporation and assume all of the rights, privileges, assets and liabilities of Merger Sub.

2.    Effect of the Merger. The effect of the Merger shall be as provided in Section 1929 of the PBCL. As a result of the Merger, by operation of law and without further act or deed, at the Effective Time, all property, rights, interests and other assets of Merger Sub shall be transferred to and vested in the Surviving Corporation, and the Surviving Corporation shall assume all of the liabilities and obligations of Merger Sub.

3.    Effect on Capital Stock and Related Purchase Rights. At the Effective Time:

3.1.    Each then issued and outstanding share of Crown Holdings Common Stock (together with the associated Crown Holdings Purchase Rights) held by CCK will, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled without conversion or issuance of any shares of stock of the Surviving Corporation with respect thereto.

3.2.    Each then issued and outstanding share or fraction of a share, (including those shares formerly held in treasury by CCK and contributed to Crown Holdings prior to the Merger), of CCK Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share or equal fraction of a share of Crown Holdings Common Stock, which shall have the same designations, rights, powers and preferences and the same qualifications, limitations and restrictions as a share of CCK Common Stock immediately prior to the Effective Time.

3.3.    Each CCK Purchase Right or fraction of a CCK Purchase Right will, by virtue of the Merger and without any action on the part of the holder thereof, be exchanged for a Crown Holdings Purchase Right or equal fraction of a Crown Holdings Purchase Right.

3.4.    Each then issued and outstanding share of Merger Sub Common Stock will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into a share of common stock of the Surviving Corporation.

4.    Certificates. At the Effective Time, each outstanding certificate that, immediately prior to the Effective Time, evidenced CCK Common Stock shall be deemed and treated for all corporate purposes to evidence the ownership of the number of shares of Crown Holdings Common Stock (including associated Crown Holdings Purchase Rights) into which such shares of CCK Common Stock were converted pursuant to Section 3.2 of this Plan. In addition, immediately after the Effective Time, each such certificate shall also evidence a number of Crown Holdings Purchase Rights equal to the number of CCK Purchase Rights evidenced thereby immediately prior to the Effective Time of the Merger.

5.    Articles of Incorporation, By-laws, Officers and Directors. The Articles of Incorporation and By-laws of CCK, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation. The officers and directors of CCK immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation.

6.    Assumption of Equity Plans. Crown Holdings and CCK hereby agree that they will, at the Effective Time, execute, acknowledge and deliver an assumption agreement pursuant to which Crown Holdings will, from and after the Effective Time, assume and agree to perform all duties and obligations required under: the Crown Cork & Seal Company, Inc. 1990 Stock-Based Incentive Compensation Plan; the Crown Cork & Seal Company, Inc. 1994 Stock-Based Incentive Compensation Plan; the Crown Cork & Seal Company, Inc. 1997 Stock-Based Incentive Compensation Plan; the Crown Cork & Seal Company, Inc. 2001 Stock-Based Incentive Compensation Plan; and the Crown Cork & Seal Company, Inc. Stock Purchase Plan.

7.    Plan of Reorganization. This Plan shall constitute a plan of reorganization of CCK and Merger Sub.

8.    Tax Treatment. The Merger shall constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

9.    Filing and Effective Time. If this Plan has not been terminated pursuant to Section 10 hereof, after this Plan has been duly approved in the manner required by law, appropriate Articles of Merger shall be filed by CCK and Merger Sub pursuant to and in accordance with the PBCL. The Merger shall be effective (the “Effective Time”) at 4:15 p.m. Eastern Standard Time on February 25, 2003.

10.    Termination. This Plan may be terminated and the Merger abandoned by the Board of Directors of each of CCK, Crown Holdings and Merger Sub at any time prior to the Effective Time.

11.    Adoption and Approval. The Plan was adopted and approved by the Board of Directors of CCK on January 28, 2003, by written consent of the Board of Directors of Crown Holdings dated February 10, 2003 and by written consent of the Board of Directors of Merger Sub dated February 10, 2003. Pursuant to Section 1924(b)(4) of the PBCL, the Plan was not approved by the shareholders of CCK or Merger Sub.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this duly approved Agreement of Merger to be executed as of the date first written above.

CROWN CORK & SEAL COMPANY, INC

By:	/s/ William T. Gallagher
William T. Gallagher Senior Vice President, Secretary and General Counsel

CROWN HOLDINGS, INC.

By:	/s/ William T. Gallagher
William T. Gallagher Senior Vice President, Secretary and General Counsel

CROWN MERGER SUB, INC.

By:	/s/ William T. Gallagher
William T. Gallagher Vice President and Secretary